Exhibit 21


                           Subsidiaries of Registrant


                                                     Jurisdiction
            Name                                    of Incorporation

1.       Craftique, Inc.                            North Carolina

2.       Pulaski Foreign Sales Corporation, Inc.    U.S. Virgin Islands